Exhibit 2

TRADEWINDS INVESTMENT PARTNERS, LLC

Three Harbor Drive

Suite 213

Sausalito, CA 94965

POWER OF ATTORNEY

I represent Tradewinds Investment Partners, LLC (the “Company”) and hereby appoint Jay B. Gould and Michael Wu of Pillsbury Winthrop Shaw Pittman LLP, to act on behalf of the Company, its affiliates and persons directly or indirectly controlling, controlled by or under common control with the Company, for the purpose of signing singly and filing all documents with the U.S. Securities and Exchange Commission.

The Company has caused this Power of Attorney to be executed this 7th day of April, 2014.

Tradewinds Investment Partners, LLC

/s/ Robert W. Scannell
Robert W. Scannell
Managing Member